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                                                                     Exhibit 5


                            Davis Polk & Wardwell
                            450 Lexington Avenue
                            New York, N.Y. 10017
                               212-450-4000







                               July 3, 1997


Comcast Cable Communications, Inc.
1500 Market Street
Philadelphia, PA 19102-2148

Ladies and Gentlemen:

    We have acted as special counsel to Comcast Cable Communications, Inc. (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange its 8 1/8% Exchange Notes due 2004, 8 3/8% Exchange Notes due 2007, 8 7/8% Exchange Notes due 2017 and 8 1/2% Exchange Notes due 2027 (collectively, the "New Notes"), for a like principal amount of any or all of its outstanding 8 1/8% Notes due 2004, 8 3/8% Notes due 2007, 8 7/8% Notes due 2017 and 8 1/2% Notes due 2027 (collectively, the "Old Notes").

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

    Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes, we are of the opinion that when the New Notes are executed, authenticated and delivered in accordance with the Indenture dated May 1, 1997 among the Company and Bank of Montreal Trust Company, as trustee, and delivered in exchange for the Old Notes in accordance with the Exchange Offer, the New Notes will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

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    We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Validity of the Notes" in the Prospectus contained in such Registration Statement.

    This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                        Very truly yours,

                        /s/ Davis Polk & Wardwell